EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 16, 2008 with respect to the consolidated financial statements of XATA Corporation appearing in the 2008 Annual Report of XATA Corporation to its shareholders and with respect to the schedule included in the Annual Report on
Form 10-K for the year ended September 30, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Minneapolis, Minnesota
May  27, 2009